UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2010

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11430	25-1190717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, New York, NY	10017-0002
(Address of principal executive offices)	(Zip Code)

(212) 878-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2010, Minerals Technologies Inc. (the “Company”) and Joseph C. Muscari, the Company’s Chairman of the Board and Chief Executive Officer, entered into a Second Amendment (the “Second Amendment”) to Mr. Muscari’s Employment Agreement dated November 7, 2006 (the “Employment Agreement”).  Pursuant to the Second Amendment, the term of Mr. Muscari’s employment has been increased from five (5) years to six (6) years, with the term ending no earlier than March 1, 2013.

Additionally, the Second Amendment states that certain awards to be granted to Mr. Muscari in 2012 pursuant to the terms of his Employment Agreement and the Company's 2001 Stock Option & Incentive Plan, including deferred restricted stock units, performance units and options to purchase the Company’s common stock, will vest in 2013 on the first anniversary of the grant date of each such award. The vesting of such awards to be issued in 2012 are consistent with those to be issued in 2011 under the Employment Agreement.

The Second Amendment also confirms that, as provided in the original Employment Agreement, in the event Mr. Muscari is continuously employed by the Company through March 1, 2012, the Company will pay to Mr. Muscari a single pre-tax lump sum payment of approximately $3,950,000 within 90 days following March 1, 2012. This payment replaces certain retirement benefits which Mr. Muscari would have earned had he remained with his prior company, and was originally scheduled to be paid after the term of Mr. Muscari’s employment as previously provided under the Employment Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by the Second Amendment to Employment Agreement, a copy of which is attached as Exhibit 10.1 and which is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.                                Description

10.1	Second Amendment to Employment Agreement, dated July 21, 2010, by and between Joseph C. Muscari and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

	By:	/s/ Thomas J. Meek
Name: Thomas J. Meek
Title: Vice President, General Counsel and Secretary
Date: July 27, 2010

EXHIBIT LIST

EXHIBIT NUMBER	DESCRIPTION

10.1	Second Amendment to Employment Agreement, dated July 21, 2010, by and between Joseph C. Muscari and the Company